Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release is dated August 28, 2017, and is between lululemon athletica inc., a Delaware corporation (“lululemon”) and Scott (Duke) Stump, an individual (“Mr. Stump”).
A.    Mr. Stump and lululemon entered into an Executive Employment Agreement dated November 17, 2014 (the “Employment Agreement”).
B.     Mr. Stump and lululemon have mutually determined that it is in the best interests of lululemon and Mr. Stump for Mr. Stump’s employment with lululemon to terminate effective as of the close of business on October 1, 2017 (the “Termination Date”) and for such termination to be treated as a termination of employment without Cause, as defined in section 1.01 of the Employment Agreement.
C.     Section 5.03 of the Employment Agreement specified certain payments and benefits to be paid or provided to Mr. Stump if his employment with lululemon was terminated by lululemon without Cause. This agreement is the full general release referenced in section 5.03(1)(d)(iv) of the Employment Agreement.
D.    The parties desire to settle all claims and issues that have, or could have, been raised, in relation to Mr. Stump’s employment with lululemon and arising out of or in any way related to the acts, transactions or occurrences between Mr. Stump and lululemon to date, including, but not limited to, his employment with lululemon or the termination of that employment, on the terms set forth below.
lululemon and Mr. Stump therefore agree as follows:
1.     Mr. Stump’s employment with lululemon will end on the Termination Date. Mr. Stump shall use his best efforts to perform his employment responsibilities and fulfil his employment obligations until the Termination Date. During the period from September 4, 2017 through the Termination Date, Mr. Stump shall shall be permitted to work from his home in California, however, upon the lululemon’s request and expense Mr. Stump shall travel to Vancouver if required. Mr. Stump must resign from any and all other positions that he holds with lululemon or any affiliated entity on the Termination Date and will sign any documentation that lululemon reasonably requests to confirm such resignations. Mr. Stump and lululemon agree that the Non-Competition Period and the Non-Solicitation Period stated in article 4 of the Restrictive Covenant Agreement attached as Schedule A to the Employment Agreement will continue until 12 months after the Termination Date. Mr. Stump’s coverage under lululemon’s US health plan will terminate on October 31, 2017. Thereafter, Mr. Stump will be provided an opportunity to continue health coverage for himself and his qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at Mr. Stump’s expense. Mr. Stump’s coverage under lululemon’s Canadian health insurance policy will terminate on October 31, 2017. If Mr. Stump requests that his coverage be maintained after such date, lululemon will request an extension of coverage for his extended health, dental and life insurance through GreatWest Life for up to 6 months. Mr. Stump must advise lululemon of his decision to maintain coverage through COBRA and/or GreatWest Life by September 15, 2017.
2.     lululemon shall pay or provide the payments and benefits to Mr. Stump described in section 5.03 of the Employment Agreement upon the terms and conditions stated therein except that the Severance Payment described in section 5.03(1)(d) of the Employment Agreement shall be paid in equal installments on lululemon’s normal paydays beginning on the first regular payday occurring after the Termination Date. For sake of clarity, those benefits are as follows:

(a)     Mr. Stump will be paid his base salary through the Termination Date and for his 19.5 accrued, unused vacation days all at his annual base salary rate of $US580,000.
(b)    Beginning in the payroll period following the Termination Date and continuing for fifteen (15) months thereafter, lululemon will continue to pay Mr. Stump at his annual base salary rate of $US580,000 per year, less applicable taxes.
3.     In addition to the payments described in paragraph 2 of this agreement, promptly after the Termination Date, lululemon shall pay Mr. Stump a lump sum of $US30,000 less applicable withholdings or deductions required by law, to assist with his relocation costs and costs associated with his tax filings.
4.     Mr. Stump acknowledges and agrees that the above considerations constitute adequate legal consideration for the promises and representations made by Mr. Stump in this agreement and are benefits to which Mr. Stump is not otherwise entitled.
5.     Mr. Stump unconditionally, irrevocably and absolutely releases and discharges lululemon, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of lululemon, past and present, as well as lululemon’s officers, directors, agents, successors and assigns (collectively, the “Released Parties”), from all claims related to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Mr. Stump’s employment with lululemon, the termination of Mr. Stump’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or connected with Mr. Stump’s employment with lululemon. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, provincial, state or federal law, including, but not limited to alleged violations of the British Columbia Employment Standards Act, the British Columbia Human Rights Code and (if applicable), and all claims for attorneys’ fees, costs and expenses. Mr. Stump expressly waives his right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether provincial, state or federal, and whether brought by Mr. Stump or on his behalf, related in any way to the matters released herein. Mr. Stump acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this agreement and agrees, nonetheless, that this agreement and the release contained in it is and remains effective in all respects notwithstanding such different or additional facts or the discovery of them. Mr. Stump declares and represents that he intends this agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and he intends the release herein to be final and complete. Mr. Stump executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law. Notwithstanding the foregoing, nothing in this agreement shall be deemed a waiver or release of: (i) any rights, remedies or claims Mr. Stump may have in enforcing the terms of this agreement; or (ii) Mr. Stump’s eligibility for, or right to receive, indemnification and advancement of expenses to the extent provided under lululemon’s by-laws, any written indemnification agreement with lululemon, or otherwise under applicable law, or coverage under any applicable directors and officers insurance policy; or (iii) any rights that cannot be waived as a matter of law.
6.    Mr. Stump shall comply with continuing covenants and obligations contained in the Restrictive Covenant Agreement and the Employment Agreement.
7.     By entering into this agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.
8.    The parties understand and acknowledge that this agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding. Mr. Stump is advised to consult with an attorney before executing this agreement.
9.    Mr. Stump acknowledges and agrees that (a) he has read and understands the terms of this agreement; (b) he has been advised in writing to consult with an attorney before executing this agreement; (c) he has obtained and considered such legal counsel as he deems necessary; and (d) by signing this agreement, he acknowledges that he does so freely, knowingly, and voluntarily.
10.    Lululemon agrees that it shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Mr. Stump or his family members, now or in the future.
11.    In the event any provision of this agreement is found unenforceable, the unenforceable provision is to be deemed deleted and the validity and enforceability of the remaining provisions is not to be affected thereby. This agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Mr. Stump in breach hereof. The validity, interpretation and performance of this agreement shall be construed and interpreted according to the laws of British Columbia and the laws of Canada applicable therein, and any action or proceeding arising out of or in connection with this agreement may be brought only in the courts of competent jurisdiction in the province of British Columbia This agreement does not grant Mr. Stump any rights with respect to continued employment by lululemon after the Termination Date. This agreement is intended to be the entire agreement between the parties and supersedes and cancels all other and prior agreements, written or oral, between the parties regarding this subject matter, except that this agreement does not supersede, cancel or limit sections 4.03 (Policies, Rules and Regulations), 4.04 (Conflicts of Interest), 4.06 (Restrictive Covenants), 4.08 (Confidential Information), 5.05 (Fair and Reasonable), 5.06 (Return of Property),5.08 (Resignation as Director and Officer) or 5.09 (Provisions which Operate Following Termination) or article 6 (Miscellaneous) of the Employment Agreement; section 5.03 (Payments on Termination Without Cause, for Constructive Dismissal, or due to the Executive’s Disability) of the Employment Agreement, as modified and amended by paragraph 2; the Restrictive Covenant Agreement; the Plan and all applicable award agreements thereunder; the Bonus Plan or any other obligations specifically preserved under this agreement. This agreement may be amended only by a written instrument executed by all parties hereto. The parties may sign this agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument.
The parties are signing this agreement on the date stated in the introductory clause.

lululemon athletica inc.

/s/ LAURENT POTDEVIN
Laurent Potdevin
Chief Executive Officer

/s/ SCOTT (DUKE) STUMP
Scott (Duke) Stump